EXHIBIT 10.14.1

FIRST AMENDMENT
TO
LOAN AND SECURITY AGREEMENT

This First Amendment to Loan and Security Agreement (this “Amendment”) is entered into as of June 19, 2007, by and between Hercules Technology Growth Capital, Inc. (“Lender”) and NEXX SYSTEMS, INC., a Delaware corporation, and each of its subsidiaries, (hereinafter collectively referred to as the “Borrower”).

Recitals

Borrower and Lender are parties to that certain Loan and Security Agreement dated as of December 19, 2006, as amended from time to time (the “Agreement”).   The parties desire to amend the Agreement in accordance with the terms of this Amendment.  Unless otherwise defined herein, capitalized terms in this Amendment shall have the meanings assigned in the Agreement.

Now, Therefore, the parties agree as follows:

1.   The following definitions in Section 1.1 of the Agreement are hereby added or amended to read as follows:

“Borrowing Base” means the sum of (i) an amount equal to up to 85% of Eligible Accounts plus (ii) the lesser of $6,000,000 or up to 80% of Backlog through June 22, 2008, and the lesser of $2,500,000 or up to 80% of Backlog thereafter.

“Interest Rate” means (a) for Term Advances: for any day, the prime rate as reported in The Wall Street Journal plus 2.75%, (b)  for Revolving Advances, the prime rate as reported in The Wall Street Journal plus 3.75% or, if the outstanding average daily balance of the Revolving Advances falls below (i) $6,172,000 for the third fiscal quarter of 2007, (ii) $5,945,000 for the fourth fiscal quarter of 2007, (iii) $5,750,000 for the first fiscal quarter of 2008, or (iv) $5,500,000 for the second fiscal quarter of 2008, the prime rate as reported in The Wall Street Journal plus 1.75% for each month during which the balance falls below such amount.  For purposes of this definition of “Interest Rate”, calculation of each such threshold shall be adjusted, beginning on July 1, 2007, by adding fifty percent (50%) of EBITDA (positive or negative) for the quarter ending June 30, 2007 and subsequently on a cumulative monthly basis.  On or after June 20, 2008, Interest Rate for the Revolving Advances shall mean the prime rate as reported in The Wall Street Journal plus 1.75%.

“Maximum Loan Amount” means $13,000,000.

“Revolving Line” means $6,000,000, increasing to $8,000,000 upon completion of acceptable accounts receivable/inventory field audit, reducing to $5,000,000 on June 20, 2008.

2.   Section 2.1(a) is amended to read as follows:

(a)           Revolving Advances. Subject to the terms and conditions of this Agreement, Lender will make Revolving Advances to Borrower in minimum increments of $250,000, through December 15, 2009 equal to the lesser of the Borrowing Base or the Revolving Line.  If the outstanding Revolving Advances exceed the lesser of the then applicable Borrowing Base or the Revolving Line at any time, Borrower shall on demand repay to Lender the amount of such excess in cash.  Subject to the terms and conditions of this Agreement including without limitation Section 2.7, Revolving Advances may be repaid and reborrowed at any time through December 15, 2009, at which time all Revolving Advances shall be immediately due and payable.

3.   The following sentence is added to the end of Section 2.7: “If any part of the incremental $3,000,000 of Revolving Advances is repaid with the proceeds of any funds lent to Borrower by a commercial bank or other business entity (other than by entities which are then stockholders of Borrower), Borrower shall pay a prepayment premium equal to 5.0% of the entire $3,000,000.  Such prepayment premium shall not apply to any prepayment if Borrower is in default of its obligations under the provisions of the Agreement or this Amendment and Lender has made demand on Borrower to repay the $3,000,000 overadvance.”

4.   A new Section 7.14 is added to the Agreement to read as follows:

7.14           EBITDA.  Borrower shall maintain EBITDA greater than One Dollar ($1) on a cumulative quarterly basis starting with the quarter ending June 30, 2007.  As used herein, “EBITDA” shall mean with respect to any fiscal period an amount equal to the sum of (a) consolidated net income of Borrower for such fiscal period as adjusted for the impact of revenue not recognized due primarily to customer delays unrelated to Borrower’s system performance, plus (b) in each case to the extent deducted in the calculation of the Borrower’s consolidated net income and without duplication, (i) depreciation and amortization for such period, plus (ii) income tax expense for such period, plus (iii) consolidated total interest expense paid or accrued during such period, plus (iv) non-cash expense associated with granting stock options, and minus, to the extent added in computing consolidated net income, and without duplication, all extraordinary and non-recurring revenue and gains (including income tax benefits) for such period, all as determined in accordance with GAAP.  The covenant will be waived for any quarter in which there is positive EBITDA and average daily balances of Revolving Advances at or below the corresponding levels used to define the current interest rate in that quarter.  This Section 7.14 shall expire and be of no further force or effect upon the repayment of Revolving Advances in excess of $5,000,000 and the permanent reduction of the Revolving Line to $5,000,000.

5.   This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

6.   As a condition to the effectiveness of this Amendment, Lender shall have received, in form and substance satisfactory to Lender, the following:

(a) this Amendment, duly executed by Borrower;

(b) Corporate Resolutions;

(c) a Warrant Agreement;

(d) payment of a facility fee in an amount equal to $28,500, plus an amendment fee equal to $8,000, plus an amount equal to the Lender Expenses incurred in connection with this Amendment.

In Witness Whereof, the undersigned have executed this Amendment as of the first date above written.

NEXX SYSTEMS, INC.

By: /s/ Stanley Piekos

Title: CFO

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

By: /s/ K. Nicholas Martitsh

Title: Associate General Counsel